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                                                                    EXHIBIT 99.2

                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT (the "Contract" ) is made and entered into as of June 19, 2003 by and between SUMMIT PROPERTIES INC. and SUMMIT PROPERTIES PARTNERSHIP, L.P. (collectively, the "Company") and Douglas E. Brout (the "Consultant").

                              Statement of Purpose

         WHEREAS, Company is a full service real estate company engaged in the development, construction, management, acquisition and disposition of multifamily apartment communities;

         WHEREAS, Consultant desires to provide certain services, which are described below, to the Company with respect to its acquisition, development, construction, operation, management or disposition of multi-family residential developments (collectively, the "Properties"); and

         WHEREAS, Company desires to retain Consultant to provide the services which are described below, and Company and Consultant desire to set forth their agreement.

         NOW, THEREFORE, in consideration of the aforesaid Statement of Purpose, the terms and provisions of this Contract and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually consent, covenant, represent, warrant and agree as follows:

         1. Services. The Company hereby engages Consultant, on behalf of the Properties' respective owners, to provide the services of the Consultant relative to the Properties as described in Exhibit A attached hereto (the "Services") and Consultant accepts such engagement and agrees to perform such services for the Company.

         2. Independent Consultant Provisions. The parties acknowledge and agree that the Consultant is acting hereunder as an independent consultant and not as an employee of Company nor of the Properties' respective owners, and the terms and conditions of this Contract shall be interpreted and construed accordingly. In no event shall this Contract be construed as establishing a partnership or joint venture or similar relationship between the parties hereto, and nothing herein contained shall be construed to authorize either party to act as agent for the other. Consultant shall be liable for his own debts, obligations, acts and omissions, including the payment of all self-employment, Social Security and other taxes and benefits applicable to him. As an independent consultant, Consultant is responsible for filing such tax returns and paying such self-employment taxes as may be required by law or regulations. Consultant shall not be subject to any Company policies solely applicable to Company's employees, and shall not be eligible for any employee benefit plan offered by Company. In the event that this independent consultant relationship is determined by tax authorities to constitute an employment relationship, Consultant hereby waives, for the period prior to the date such determination becomes final, any and all claims to coverage under Company pension, profit-sharing, health, dental, welfare or similar type plans which are generally limited to Company employees, unless otherwise agreed by Company in writing. Consultant shall not have the authority to hire, terminate or supervise personnel on behalf of the Company.


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         3. Term. The term of this Agreement shall commence as of May 23, 2003 and shall be in effect until May 22, 2004 (the "Expiration Date").

         4. Compensation; Reimbursement. Each month during the term of this Agreement, the Company shall pay to Consultant a draw against future commissions in the amount of $18,000 per month (or pro-rata payment for any partial month) payable in arrears. In addition, the Company shall promptly pay or reimburse Consultant for any and all reasonable out-of-pocket expenses incurred by Consultant in carrying out Services under this Agreement. This draw shall be non-refundable. Any commissions or amounts payable to Consultant as a result of property dispositions shall be credited against such draw at time of closing. The parties intend that such commissions shall "zero out" the advanced draw amounts. In no circumstances shall Consultant be entitled to net payments more or less than the monthly draw amounts. Notwithstanding anything in this Agreement to the contrary, the Company's obligation to make payments to Consultant hereunder shall not be subject to set-off or recoupment against or for any claim or action the Company or any of its affiliates may have arising under any agreement with or obligation of Consultant or otherwise. The above amounts shall be payable to Consultant as set forth above in the event of death or disability that renders him unable to perform the Services.

         5. Representations of Consultant. Consultant represents and warrants to the Company that Consultant has the capacity and power to enter into this Contract and to perform Consultant's obligations hereunder. Further, Consultant represents and warrants to the Company that Consultant is not subject to any other restraints of any kind which would impair or encumber Consultant's ability to perform the duties and obligations required of Consultant hereunder. Consultant further agrees that he shall not represent himself as an employee or principal of Company, and that his authority to act or to represent himself as an agent of Company during the terms of this Agreement is strictly limited to those activities set forth in Exhibit A.

         6. Efforts. During the term of this Contract, Consultant agrees to at all times provide the Services using good business ethics and in a professional manner.

         7. Indemnity. Consultant hereby agrees to indemnify and hold harmless Company from and against any and all demands, claims, actions, suits, liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and expenses) incurred or suffered by Company by reason of the making by any person of any claim, demand, action, proceeding or suit against the Consultant or Company resulting from, arising out of, with respect to, in connection with, or in any manner related to Company's relationship with Consultant or Consultant's performance of the Services hereunder if, such demands, claims, actions, suits, liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and expenses) incurred or suffered by Company are a direct result of Consultant's willful misconduct, gross negligence, or violation of any federal, state or local criminal statute or ordinance.

         8. Confidentiality. During the term of this Contract and afterwards, Consultant shall not disclose the confidential information of Company, relating to the Services or otherwise, to any entity or individual without Company's written consent, unless required by law or in connection with providing Services hereunder. Confidential information shall be deemed any business information of Company not generally available to the public. This paragraph is not intended to supercede or cancel any confidentiality provisions or restrictive covenants imposed on Consultant as a result of his former employment with Company.

                                       2

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         9. Assignment. Consultant may not assign this Contract or any of
Consultant's rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity, this Contract being personal in nature as to Consultant. The Company may assign this Contract without Consultant's consent to any entity affiliated with the Company.

         10. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when
(i) personally delivered, (ii) delivered to the following address by a private delivery service such as Federal Express or (iii) placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when received):


         As to the Company:    Summit Properties Inc
                               Summit Properties Partnership, L.P.
                               309 E. Morehead Street, Suite 200
                               Charlotte, NC 28202
                               Attn: Michael G. Malone

         As to Consultant:     Douglas E. Brout
                               8355 Bar Harbor Lane
                               Charlotte, NC 28210

The address of both the Company and Consultant may be changed from time to time by either party serving notice upon the other.

         11. Non-Waiver. No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Contract.

         12. Governing Law. This Contract shall be deemed to have been made and entered into in the State of North Carolina, and the construction, validity and enforceability of this Contract shall be governed by the laws of such State.

         13. Entire Contract. This Contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof except for the Separation Agreement between Consultant, Summit Properties, Inc. and Summit Management Company dated June 19, 2003, the terms of which shall survive this Contract. This Contract may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Contract.

         14. Severability. Except as equity may require, should any provision of this Contract or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Contract or any part thereof, and the invalidity or unenforceability of any provision of this Contract shall not have any effect on or impair the obligation of the Company or Consultant.

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         15. Execution. This Contract may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

         IN WITNESS WHEREOF, the Company has caused this Contract to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and Consultant has hereunto set Consultant's hand and seal, all as of the day and year noted above.


Company:

SUMMIT PROPERTIES INC


By: /S/ Michael L. Schwarz
    -----------------------------------
Michael L. Schwarz
Executive V.P., Summit Properties, Inc.



SUMMIT PROPERTIES PARTNERSHIP, L.P.

By:  Summit Properties Inc.


By: /S/ Michael L. Schwarz
    -----------------------------------
Michael L. Schwarz
Executive V.P., Summit Properties, Inc.


CONSULTANT:


/S/ Douglas E. Brout
---------------------------------------
Douglas E. Brout




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                                    EXHIBIT A

Consultant shall advise and consult with the Company relative to certain areas of Company business. Consultant shall be available, during regular Company working hours, upon reasonable notice, to, participate, by telephone, conference or other events relating to these activities. Nothing in the Consulting Agreement or this Exhibit A shall prevent or restrict Consultant from providing consulting or other services to any other person or entity or from engaging in other business activities related or unrelated to the services provided hereunder. The services requested of Consultant by Company shall not be scheduled or require efforts by Consultant that materially interfere with his job search efforts or with any future subsequent employment.

In the event that Consultant is asked to travel by Company (defined as beyond reasonable commuting distance from his then residence). Company shall provide reasonable notice, and such travel obligation shall be subject to Consultant's reasonable scheduling needs.

Consultant shall use reasonable best efforts to provide advice and consultation based on Consultant's historical and current knowledge of such activities.

Consultant shall interface primarily with one individual representative of the Company, which individual shall be Michael L. Schwarz. Consultant shall maintain a non-disparaging and productive attitude with all Company employees during the term of the Consulting Agreement.

The individual properties comprising the Texas Properties upon which Sales Consultant shall render advice and consultation and the commissions associated with each are as follows:


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     PROPERTY        ESTIMATED SALE DATE    ESTIMATED SALE PROCEEDS   COMMISSION
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Summit Camino Real          August               $42,550,000           $  48,000
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Summit Buena Vista          October               35,730,000              40,000
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Summit Arboretum           December               31,800,000              36,000
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Summit San Raphael         December               18,350,000              20,000
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Summit Belcourt            December               17,384,000              20,000
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Summit Las Palmas          December               29,870,000              34,000
                                                                       ---------
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                                                                       $ 198,000
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